Contacts:

Dana Coffield	Al Palombo
Gran Tierra Energy, Inc.	Cameron Associates
President & Chief Executive Officer	Investor Relations
(800) 916-4873	(212) 245-8800 Ext. 209
info@grantierra.com	al@cameronassoc.com

GRAN TIERRA ENERGY REPORTS FIRST QUARTER 2007 RESULTS OF OPERATIONS

Company Advances Exploration Drilling Program and Grows Production

CALGARY, Alberta, May 15, 2007, Gran Tierra Energy Inc. (OTCBB: GTRE.OB) a company focused on oil exploration and production in South America, today announced the financial results of operations for the quarter ended March 31, 2007.

Total revenue for the quarter was $4.5 million as compared to $1.0 million for same quarter of 2006. Net loss for the quarter amounted to $6.7 million or $(0.07) per share as compared to a net loss of $1.2 million or $(0.03) per share for the comparable quarter of 2006. Included in the first quarter losses are expenses in the amount of $4.1 million in liquidated damages relating to the potential amount payable to stockholders who participated in a 2006 financing whereby the registration statement for the 50 million units sold during the raise had yet to become effective. The registration of these shares became effective May 14, 2007. There was no comparable expense in the first quarter of 2006.

The company reported cash and cash equivalents of $13.3 million at the end of the first quarter of 2007 as compared to $24 million at December 31, 2006. Total working capital reported at the end of the quarter was $7.0 million as compared to $14.3 million at December 31, 2006. Shareholders’ equity decreased from approximately $76.2 million at December 31, 2006 to $69.7 million at March 31, 2007. The company reported no outstanding long-term debt.

Oil and condensate production for the quarter ended March 31, 2007 averaged at 1,260 barrels per day, net after royalty. This is up from approximately 1,050 barrels per day for the fourth quarter of 2006 as a result of drilling activity.

The company reports that it has drilled and completed seven wells to date in 2007. The first well, Puesto Climaco-2D in Argentina, was successful and is currently producing oil. The company drilled and completed six exploration wells in Colombia. Four were dry holes which included the Laura-1 in the Talora Block, the Caneyes-1 in the Rio Magdalena Block, and the Soyona-1 and Cachapa-1 wells in the Primavera Block. The company’s share of capital in three of the dry holes was funded by joint venture partners resulting in no expended capital on those wells by Gran Tierra. The two remaining wells, Juanambu-1 and Costayaco-1 have both encountered oil. Juanambu-1 is currently testing the productivity of the reservoirs and Costayaco-1 will begin testing upon completion of the Juanambu-1 tests.

The company has working interests in 18 exploration and production contracts, in three countries, Argentina, Colombia, and Peru which encompass approximately 6.2 million acres of land. The vast majority of this land is operated by Gran Tierra, bringing its net acreage position to 5.3 million acres. At the end of 2006 the company reported that it had 3.0 million barrels of externally audited proved oil reserves.

Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy, Inc., commented, “As the first quarter numbers reflect, we have continued making the appropriate investments of capital relating to drilling opportunities resulting from the land acquisitions completed throughout 2006. Our drilling programs in both Colombia and Argentina have begun in earnest and we are very pleased with our progress and results to date.”

Conference Call Information:

Gran Tierra Energy, Inc. will hold a conference call to review its first quarter and results on Tuesday, May 15, 2007 at 11:00 a.m. Eastern. The call will be hosted by Dana Coffield, President and Chief Executive Officer. Interested parties may access the conference call by dialing (866) 578-5747 (domestic) or (617) 213-8054 (international), pass code # 22520344. The call will also be available via web cast at www.grantierra.com, http://www.streetevents.com, http://www.fulldisclosure.com and will be available on the Gran Tierra website until the next earnings conference call

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on April 7, 207 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 26306681.

About Gran Tierra Energy Inc.
Gran Tierra Energy, Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated and traded in the United States and operating in South America. The Company holds interests in producing and prospective properties in Argentina, Colombia and Peru. To date, the Company has pursued a strategy that focuses on establishing a portfolio of producing properties, development and exploration opportunities, through selective acquisitions, to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE (4873).

Financial Tables to Follow

Gran Tierra Energy Inc.
Consolidated Balance Sheet (Stated in US dollars)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$13,313,573	$24,100,780
Restricted cash	1,280,951	2,291,360
Accounts receivable	7,870,012	5,089,561
Inventory	553,232	811,991
Taxes receivable	1,184,078	404,120
Prepaids	629,550	676,524
Total Current Assets	24,831,396	33,374,336
Oil and gas properties, using the full cost method of accounting
Proved	40,339,042	37,760,231
Unproved	18,423,141	18,333,054
Total Oil and Gas Properties	58,762,183	56,093,285
Other assets	768,772	614,104
Total Property, Plant and Equipment	59,530,955	56,707,389
Long term assets
Deferred tax asset	127,201	444,324
Long term investment	383,018	379,678
Goodwill	15,005,083	15,005,083
Total Long Term Assets	15,515,302	15,829,085
Total Assets	$99,877,653	$105,910,809

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,075,754	$6,729,839
Accrued liabilities	4,662,182	9,199,820
Liquidated damages	5,390,215	1,527,988
Current taxes payable	727,875	1,642,045
Total Current Liabilities	17,856,026	19,099,692

Long term liabilities	418,983	412,929
Deferred tax liability	10,916,334	9,875,657
Derivative financial instruments	657,000	-
Asset retirement obligation	334,871	327,752
Total Long Term Liabilities	12,327,188	10,616,338
Shareholders' equity
Common shares	95,455	95,455
(79,582,754 common shares and 15,873,011 exchangeable shares, par value $0.001 per share, issued and outstanding)
(2006 common and exchangeable shares respectively 78,789,104 and 16,666,661)
Additional paid in capital	71,460,999	71,311,155
Warrants	12,831,553	12,831,553
Accumulated deficit	(14,693,568)	(8,043,384)
Total Shareholders' Equity	69,694,439	76,194,779
Total Liabilities and Shareholders' Equity	$99,877,653	$105,910,809

Gran Tierra Energy Inc.
Consolidated Statement of Operations and Accumulated Deficit (unaudited)
(Stated in US dollars)

	Three Months Ended March 31,
	2007	2006
REVENUE AND OTHER INCOME
Oil sales	$4,276,049	$1,049,629
Natural gas sales	48,127	-
Interest	192,654	-
	4,516,830	1,049,629
EXPENSES
Operating	2,180,824	353,080
Depletion, depreciation and accretion	2,324,074	362,475
General and administrative	1,939,122	1,591,029
Liquidated damages	4,132,150	-
Derivative financial instruments	657,000	-
Foreign exchange loss	232,252	(95,464)
	11,465,422	2,211,120

LOSS BEFORE INCOME TAX	(6,948,592)	(1,161,491)
Income tax	298,408	(57,457)
NET LOSS	$(6,650,184)	$(1,218,948)

ACCUMULATED DEFICIT, beginning of period	(8,043,384)	(2,219,680)
ACCUMULATED DEFICIT, end of period	$(14,693,568)	$(3,438,628)

NET LOSS PER COMMON SHARE - BASIC & DILUTED	(0.07)	(0.03)

Weighted average common shares outstanding - basic & diluted	95,455,765	44,176,362